Exhibit 99.1

New York, NY, July 3, 2013 – Mediabistro Inc. (Nasdaq: MBIS), a leading Internet media company that provides services for social media, traditional media and creative professionals, as well as for innovators in the 3D printing and mobile app industries, today announced that, in response to recent unusual trading activity in its stock, its Board of Directors has approved the adoption of a stockholder rights plan under which stockholders of record on July 15, 2013, will receive rights to purchase shares of a new series of preferred stock in certain circumstances.

The rights plan is intended to protect the Company and its stockholders from efforts to obtain control of the Company that are inconsistent with the best interests of the Company and its stockholders.

Consistent with Mediabistro’s commitment to good corporate governance, the rights will expire in three years, and the Company intends to submit the rights plan for stockholder ratification within 12 months.

The rights will be exercisable if a person or group other than Chairman and Chief Executive Officer Alan M. Meckler, without Board approval, acquires 30% or more of Mediabistro’s common stock or announces a tender offer which results in the ownership of 30% or more of Mediabistro’s common stock. The rights also will be exercisable if a person or group other than Mr. Meckler that already owns 30% or more of Mediabistro’s common stock, without Board approval, acquires any additional shares (other than pursuant to a dividend or distribution paid or made by Mediabistro on the outstanding common stock or pursuant to a split or subdivision of the outstanding common stock). If the rights become exercisable, all rights holders (other than the person triggering the rights) will be entitled to acquire Mediabistro’s common stock at a 50% discount.

The rights will trade with Mediabistro’s common stock, unless and until they are separated upon the occurrence of certain future events. Mediabistro’s Board may terminate the rights plan or redeem the rights prior to the time the rights are triggered.

About Mediabistro Inc.

Mediabistro Inc. (Nasdaq: MBIS) is a leading Internet media company that provides services for social media, traditional media, and creative professionals, as well as for innovators in the 3D printing and mobile app industries. Service offerings include an online job board, news and analysis, trade shows and events, online and in-person courses, and research products.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements explicitly made in, or implied by, this press release that are not historical facts, including the near-term trading price and long-term strategic value of the Company’s common stock, are "forward-looking statements" under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The potential risks and uncertainties address a variety of subjects including, for example: the recent unusual trading activity in, and relatively illiquid and highly volatile market for, Mediabistro common stock; risks associated with Mr. Meckler’s control of the Company and its debt to him; risks associated with the stockholder rights plan and other anti-takeover measures currently in place or that might be implemented in the future; general economic conditions; the competitive environment in which the Company operates; and the unpredictability of future revenues, expenses, cash flows and stock prices. For a more detailed discussion of such risks and uncertainties, refer to the Company’s reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. The forward-looking statements included herein are made as of the date of this press release, and Mediabistro assumes no obligation to update the forward-looking statements after the date hereof, except as required by law.

All current Mediabistro Inc. press releases can be found online at:

http://www.corporate.mediabistro.com/corporate/press.html

For information on Mediabistro Inc., contact:
Ashley Taylor Anderson
press@mediabistro.com
212-547-7870